Exhibit 10.5
PURCHASE AND SALE AGREEMENT
by
and
between
MISSION BRILEY PARKWAY, DST, a Delaware statutory trust,
“Seller”
and
GRUBB & ELLIS APARTMENT REIT HOLDINGS, L.P.,
a Virginia limited partnership
“Purchaser”

PURCHASE AND SALE AGREEMENT
INDEX

1. IDENTIFICATION OF PARTIES	1

2. DESCRIPTION OF THE PROPERTY	2

3. THE PURCHASE PRICE	3

4. TITLE	6

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER	8

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER	14

7. SELLER’S DELIVERIES	15

8. CONDITIONS PRECEDENT TO CLOSING	22

9. ADDITIONAL COVENANTS OF SELLER	29

10. SELLER’S CLOSING DOCUMENTS	32

11. PURCHASER’S CLOSING DOCUMENTS	35

12. PRORATIONS AND ADJUSTMENTS	36

13. CLOSING	40

14. CLOSING COSTS	41

15. LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION	41

16. DEFAULT	44

17. INTENTIONALLY OMITTED	45

18. BROKERS	45

19. MISCELLANEOUS	46

20. REPRESENTATIONS. WARRANTIES AND COVENANTS WITH RESPECT TO THE USA PATRIOT ACT	51

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EXHIBITS

EXHIBIT A	-	Legal Description of the Land
EXHIBIT A-1	-	Due Diligence Delivery Documents
EXHIBIT B	-	Rent Roll
EXHIBIT C	-	List of Personal Property
EXHIBIT D	-	List of Intangible Personal Property
EXHIBIT E	-	Form of Earnest Money Note
EXHIBIT F	-	Partnership Agreement
EXHIBIT G	-	Form of Beneficial Owner’s Tax Basis Certification
EXHIBIT H	-	Tax Protection Agreement
EXHIBIT I	-	Schedule of Commissions
EXHIBIT J	-	Schedule of Contracts
EXHIBIT J-1	-	Existing Management Agreement
EXHIBIT K	-	Schedule of Litigation and Disclosure Items
EXHIBIT L	-	Form of Seller’s Certification of Non-Foreign Status
EXHIBIT L-1	-	Form of Beneficial Owner’s Certification of Non-Foreign Status
EXHIBIT M	-	Form of Certificate Regarding Representations and Warranties
EXHIBIT N	-	Form of Limited Power of Attorney
EXHIBIT O	-	Form of Bill of Sale
EXHIBIT P	-	Form of Contract Assignment
EXHIBIT Q	-	Form of Lease Assignment
EXHIBIT R	-	Form of Notice to Tenants
EXHIBIT S	-	Form of Audit Inquiry Letter

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PURCHASE AND SALE AGREEMENT
     1. IDENTIFICATION OF PARTIES
          THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of ______________, 2010, between MISSION BRILEY PARKWAY, DST, a Delaware statutory trust (“Seller”) and GRUBB & ELLIS APARTMENT REIT HOLDINGS, L.P., a Virginia limited partnership, or its permitted assigns (“Purchaser”).
R E C I T A L S
     A. Seller owns a ground leasehold interest in that certain real property located in the City of Nashville in Davidson County, Tennessee (the “State”), consisting of approximately 23.29 acres of land, more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Land”), pursuant to that certain Lease Agreement, dated May 28, 1987, between Metropolitan Nashville Airport Authority, as lessor (“Ground Lessor”), and Crow, Terwilliger & Parrot, Inc. and Laing Properties, Inc., as lessee, as assigned by that certain Assignment and Assumption Agreement, dated February 5, 1988, between Crow, Terwilliger & Parrot, Inc. and Laing Properties, Inc., collectively as tenant, and Arbors of Briley Parkway Limited Partnership, as assignee (“ABP LP”), as amended by that certain Amendment to Lease, dated April 27, 1988, between Ground Lessor and ABP LP, as assigned by that certain Assignment and Assumption Agreement, dated May 12, 1994, between Laing Arbors, Inc., as assignor (itself successor-in-interest to ABP LP’s interest as tenant pursuant to an instrument of transfer not of record), and SCA-NC/T Limited Partnership, as assignee, as further assigned by that certain Assignment of Ground Lease, dated March 13, 2001, between SCA North Carolina Limited Partnership, as assignor, and MP North Carolina LP, as assignee, as further assigned to Seller by way of that certain Assignment of Ground Lease, dated August 31, 2006, recorded

September 5, 2006, as Instrument No. 20060905-0109161 in the Register’s Office of Davidson County, Tennessee (as so amended and assigned, the “Ground Lease”).
     B. Pursuant to the Ground Lease, Seller owns a leasehold estate and other rights of ownership in the improvements located on the Land, containing 360 apartment units, commonly known as “Mission Briley Parkway Apartments,” and all other improvements located thereon (the “Improvements”).
     C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Property (hereinafter defined) for the price and on the terms and conditions hereinafter set forth.
     D. The date Purchaser receives a fully executed original counterpart of this Agreement shall be the “Effective Date.”
     NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     2. DESCRIPTION OF THE PROPERTY
          Seller hereby agrees to sell and convey to Purchaser and Purchaser hereby agrees to purchase from Seller all of Seller’s right, title and interest in and to the following:
          (a) The Land, together with the Improvements;
          (b) All of Seller’s interest as lessor in all leases covering the Land and the Improvements (said leases, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the “Leases” and are identified in the Rent Roll (hereinafter defined) attached hereto as Exhibit B);
          (c) All rights, privileges, easements and appurtenances appertaining to the Land and the Improvements including, without limitation, all easements, rights-of-way and other appurtenances used, connected with or inuring to the beneficial use or enjoyment of the Land and the Improvements. The Land, the Improvements and all such rights, privileges, easements and appurtenances (including, without limitation, Seller’s interest as lessor under the Leases) are sometimes hereinafter collectively referred to as the “Real Property;”
          (d) All personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) owned by Seller and used in the operation of the Real Property including, without limitation, all property described in Exhibit C attached hereto; and
          (e) All intangible property used in connection with the foregoing including, without limitation, all trademarks, trade names (including, without limitation, the exclusive right to use the name “Mission Briley Parkway Apartments”), and the contract rights, licenses (to the extent transferable), permits (to the extent transferable) and warranties (to the extent transferable), more particularly described in Exhibit D attached hereto (the “Intangible Personal Property”). The Real Property, the Personal Property and the Intangible Personal Property are sometimes hereinafter collectively referred to as the “Property.”
          (f) All of Seller’s right, title and interest in and to the Assumed Loan (as hereinafter defined).
     3. THE PURCHASE PRICE
          The purchase price for the Property is Twenty-Two Million One Hundred Twenty-Three Thousand and No/100 Dollars ($22,123,000.00) (the “Purchase Price”) and shall be paid to Seller as follows:
          (a) Earnest Money.
          (i) Within three (3) business days after the Effective Date, Purchaser shall deliver to Seller a Promissory Note in the form attached hereto as Exhibit E and in face amount of one percent (1%) of the Purchase Price, or Two Hundred Twenty-One

Thousand Two Hundred Thirty and No/100 Dollars ($221,230.00), which is referred to in this Agreement as the “Earnest Money Note”. The Earnest Money Note shall be returned to Purchaser (A) in the event of failure to close this transaction by reason of a default by Seller or if Purchaser is expressly otherwise entitled to the return of the Earnest Money Note pursuant to the terms of this Agreement or (B) at Closing.
          (ii) If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, at Closing (as hereinafter defined), the Earnest Money Note shall be returned to Purchaser and shall not be credited toward the Purchase Price.
          (b) Payment at Closing. At Closing, Purchaser shall pay to Seller the Purchase Price less the outstanding balance of the Assumed Loan and plus or minus the adjustments and prorations required by this Agreement (the “Net Purchase Price”). The Net Purchase Price shall be paid in the form of limited partner units (the “OP Units”) in Purchaser, which OP Units represent a limited partner interest in Purchaser with the rights and preferences as set forth in the Purchaser’s Amended and Restated Agreement of Limited Partnership dated as of August 27, 2010, a copy of which is attached hereto as Exhibit F (the “Partnership Agreement”) and which OP Units shall be paid to the beneficial interest holders in Seller (the “Beneficial Owners”) as set forth herein. The total number of OP Units to be delivered by Purchaser to the Beneficial Owners shall be determined by dividing the Net Purchase Price by nine (9), and rounding up such number such that each Beneficial Owner shall receive a whole number of OP Units. Seller shall notify Purchaser and certify to Purchaser as true and correct the percentage ownership interest of each Beneficial Owner at or before Closing.

          (c) Notwithstanding that the Property shall be conveyed to Purchaser at Closing, and that the Purchaser shall be irrevocably committed, as of Closing, to issue the OP Units in the amount described in Section 3(b) above, the Purchase Price shall be paid to the respective Beneficial Owners by issuance of the OP Units, on a rolling basis, if necessary, only upon Purchaser’s receipt from Seller, on behalf of that particular Beneficial Owner, of the following: (i) a counterpart signature page to the Partnership Agreement executed by such Beneficial Owner, (ii) an affidavit from such Beneficial Owner in the form attached hereto as Exhibit L-1, (iii) if such Beneficial Owner desires to enter into the Tax Protection Agreement, a counterpart signature page to the Tax Protection Agreement executed by such Beneficial Owner in the form attached hereto as Exhibit H, (iv) an IRS Form W-9, (v) a limited power of attorney in the form attached hereto as Exhibit N, and (vi) any other information or documents that may be required by Article IX of the Partnership Agreement, provided, however, that any distributions that otherwise would be payable to such Beneficial Owners during the period between the Closing and the delivery of such documents and information shall be held by the Purchaser for the benefit of such Beneficial Owners and be released to them simultaneously with the issuance of OP Units to such Beneficial Owners. In the event that any particular Beneficial Owner fails to deliver any of the foregoing documents within sixty (60) days following the Closing, such Beneficial Owner shall become an economic interest holder in Purchaser, as described in Section 9.01(c) of Purchaser’s Partnership Agreement, and the distributions held on the Beneficial Owner’s behalf shall be distributed to such Beneficial Owner (subject in all events to any applicable withholding taxes, including, but not limited to, FIRPTA withholding and federal income tax backup withholding). Additionally, Seller shall request from each Beneficial Owner (and Seller shall use diligent efforts to obtain from each Beneficial Owner and deliver to

Purchaser) an executed certification as to such Beneficial Owner’s tax basis in its interest in the Seller in the form attached hereto as Exhibit G (which tax basis shall be as of the end of the tax year reflected in the final income tax returns most recently filed by such Beneficial Owner with the applicable taxing authorities). If any Beneficial Owner does not execute and deliver the certification of tax basis in the form attached hereto as Exhibit G within sixty (60) days following the Closing (but not later than the end of the calendar year of Closing), then such Beneficial Owner shall be assumed to have no income tax basis in their beneficial interest in Seller, and Purchaser will elect to use the “remedial method” of making Internal Revenue Code Section 704(c) allocations as provided in Treasury Regulations Section 1.704-3(d) with respect to the beneficial interest in Seller.
          (d) Subject to the terms and conditions of this Agreement, Seller shall assign to Purchaser and Purchaser shall assume from Seller, the Assumed Loan.
     4. TITLE
          (a) Within three (3) business days after the Effective Date, Purchaser shall order, at Purchaser’s expense, from Chicago Title Insurance Company (in such capacity “Title Insurer”), whose address is 5501 LBJ Freeway, Suite 200, Dallas, Texas 75240, Attention: Debbie Moore, a leasehold owner’s title commitment on the Real Property and a commitment to endorse the existing mortgagee policy for the Assumed Loan from the title insurance company that issued such mortgagee policy (collectively, the “Commitment”), together with legible copies of all documents relating to the title exceptions referred to in the Commitment.
          (b) Within three (3) business days after the Effective Date, Purchaser shall order, at Purchaser’s own expense, an updated survey of the Real Property sufficient to enable Title Insurer to issue an ALTA leasehold owner’s policy of title insurance (the “Survey”), showing lot lines and monuments, building lines, easements both burdening and benefiting the

Real Property, utilities, including water and sewer lines to the point of connection with the public system, the Improvements (including parking spaces), encroachments, if any, on the Real Property or over adjoining properties, and other matters located on or affecting the Real Property, together with a certificate as to whether the Real Property lies within a flood zone as determined by the U.S. Department of Housing and Urban Development. The Survey shall be certified as true and correct by the surveyor for the benefit of Purchaser, the Purchaser’s lender and Title Insurer.
          (c) If the Commitment or Survey discloses exceptions to title objectionable to Purchaser, in its sole discretion, as to the Property (except for the first mortgage lien encumbering the Property and securing the loan from Deutsche Banc Mortgage Capital, L.L.C. in the original principal sum of $14,550,000.00, of which $14,550,000.00 is outstanding as of the Effective Date, which loan shall be assumed by Purchaser at Closing (the “Assumed Loan”), and except for the Ground Lease, which shall constitute Permitted Encumbrances), Purchaser shall deliver a copy of the Title Commitment and the Survey to Seller and shall so notify Seller within ten (10) business days following Purchaser’s receipt of the latest to be received of the Commitment and the Survey (the “Title Objection Date”), and Seller shall have ten (10) business days from the date of such notice to have each such unpermitted exceptions to title removed, or to have the Title Insurer commit to insure over such unpermitted exception, or to correct each such other matter. If within such ten (10) business day period, Seller fails to have each such unpermitted exception removed, insured over or corrected as aforesaid, Purchaser may elect within three (3) business days after such ten (10) business day period, as its sole and exclusive remedy in such event, to either (i) terminate this Agreement and immediately receive from Seller the Earnest Money Note, whereupon this Agreement shall be null and void and of no further force or effect (except for any obligations which expressly survive a termination of this Agreement), or (ii) elect to accept title to such Property subject to such objectionable exception (with a right to deduct from the Purchase Price any liens or encumbrances of a definite or ascertainable amount up to an aggregate of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) whereupon such exception(s) which had been objected to shall be deemed approved and shall constitute Permitted Encumbrances. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). Any matters disclosed by the Commitment or the Survey and not objected to by Purchaser on or before the Title Objection Date (other than those relating to the Assumed Loan) shall be deemed approved by Purchaser and shall constitute Permitted Encumbrances. If requested by Purchaser, Seller shall deliver to the Title Company an affidavit required by the Title Company for an amendment to the rights of parties in possession exception to “rights of apartment tenants in possession, as apartment tenants only, pursuant to written but unrecorded rental or lease agreements”.
     5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER
          Seller hereby represents, warrants and covenants to Purchaser that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing, and all references to “Seller’s actual knowledge” shall mean the actual knowledge of Christopher C. Finlay or Jeff Goldshine:
          (a) Seller is a statutory trust duly formed and validly existing under the laws of the State of Delaware. This Agreement has been, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed and delivered by Seller and will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), will be sufficient to convey title (if they purport to do so) and will not violate any provisions of any material agreement to which Seller is a party or to which the Property or Seller is subject or bound. Subject to the satisfaction of Sections 8(a)(i) and 8(a)(ii) below, no consent, waiver or approval by any third party is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of the obligations to be performed by Seller under this Agreement.
          (b) Except as set forth on Exhibit M attached hereto, Seller has not received from any governmental authority written notice, and Seller has no actual knowledge (without any duty of inquiry or investigation) of any violation of any zoning, building, fire or health code or any other statute, ordinance, rule or regulation applicable to the Property, or any part thereof, that will not have been corrected prior to Closing nor, to Seller’s actual knowledge, has it received any written notice from any governmental authority regarding any change to the zoning classification or any proceedings to widen or realign any streets or highways adjacent to the Property or of any condemnation proceedings.
          (c) To Seller’s actual knowledge, (i) the operating statements, income and expense reports and all other contracts or documents required to be delivered to Purchaser pursuant to this Agreement are true, correct and complete copies; and (ii) all contracts or documents required to be delivered to Purchaser pursuant to this Agreement are in full force and effect, without material default by any party and without any right of set-off except as disclosed in writing at the time of such delivery.
          (d) There is no master lease of the Property to any affiliate of Seller, or if such master lease exists, Seller shall cause such master lease to be terminated at Closing without Purchaser paying any termination fee. The Rent Roll attached hereto as Exhibit B is true, correct and complete in all material respects as of the date set forth on the Rent Roll. As of the Closing, the Rent Roll delivered at the Closing will be true, correct and complete. The copies of the Leases delivered to Purchaser are true, correct and complete copies and, to Seller’s actual knowledge, are in full force and effect, without default by any party and without any right of setoff, except as expressly provided by the terms of such Leases or as disclosed on the Rent Roll attached hereto. The copies of the Leases and other agreements with the tenants under the Leases (the “Tenants”) delivered to Purchaser pursuant to this Agreement constitute the entire agreements with such Tenants relating to the Real Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements delivered to Purchaser, and there are no other leases or tenancy agreements affecting the Real Property.
          (e) Exhibit J attached hereto is a true and complete schedule of all of the Contracts (as hereinafter defined in Section 7), true, complete and correct copies of which have been delivered to Purchaser for Purchaser’s approval within ten (10) business days hereof. Exhibit J-1 attached hereto is a true and correct copy of the management agreement currently in effect with respect to the Property. To Seller’s actual knowledge, the Contracts are in full force and effect, without material default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such Contracts or as disclosed to Purchaser in writing at the time of such delivery. The Contracts constitute the entire agreements with such vendors relating to the Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements as have been delivered to Purchaser, and there are no other agreements with any third parties (excluding, however, the Leases and Permitted Encumbrances) affecting the Property which will survive the Closing.

          (f) At the Closing, there will be no outstanding contracts made by Seller for the construction or repair of any improvements to the Improvements which have not been fully paid for, and Seller shall cause to be discharged all mechanics’ or materialmen’s liens arising from any labor or materials furnished to the Improvements prior to the Closing.
          (g) Except as set forth in Exhibit K attached hereto, there are no pending or, to Seller’s actual knowledge (without any duty of inquiry or investigation), threatened legal proceedings or actions of any kind or character affecting the Property or Seller’s interest therein, including, without limitation, condemnation proceedings.
          (h) Seller has not received any actual written notice, and Seller has no actual knowledge (without any duty of inquiry or investigation) of any civil, criminal or administrative suit, claim, hearing, violation, investigation, proceeding or demand pending or threatened against Seller or the Property relating in any way to a Release or compliance with Environmental Laws. For purposes of this Agreement, the phrase “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation and any common laws regarding health, safety, radioactive materials, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. § 651, et seq. (“OSHA”), the Clean Air Act, 42 U.S.C. § 7401, et seq. (“CAA”), the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq. (“FWPCA”), the Safe Drinking Water Act, 42 U.S.C. § 3001, et seq. (“SDWA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.

(“EPCRA”), the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq. (“ESA”), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. (“FIFRA”) and other comparable federal, state or local laws, each as amended, and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder. The phrase “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the Release of which is regulated under Environmental Laws. The term “Release” shall mean the discharge, disposal, deposit, injection, dumping, spilling, leaking, leaching, placing, presence, pumping, pouring, emitting, emptying, escaping, or other release of any Hazardous Material. For purposes of the representations and warranties set forth in this Section 5(h), “Hazardous Materials” shall not include consumer products, office supplies, pool chemicals and cleaning and maintenance supplies stored and used in the ordinary course of operation of the Property and in compliance with applicable Environmental Laws.
          (i) As of the Effective Date, the outstanding principal balance of the Assumed Loan is $14,550,000.00. All accrued interest has been paid to date. Seller has timely paid all amounts and performed all monetary obligations required of it by the loan documents pursuant to which the Assumed Loan was made (the “Assumed Loan Documents”). As of July 31, 2010, the amount of escrows or reserves held by Seller for maintenance and capital repairs to the Property is $340,336.00 and the amount held for such purposes by the Assumed Loan Lender (as hereinafter defined) is $74,206.00. Seller has received no written notice of any defaults under the Assumed Loan Documents, and to Seller’s actual knowledge (without any duty of inquiry or investigation), no defaults are pending under the Assumed Loan Documents and no facts or circumstances exist which, with the passage of time and/or the giving of notice, would constitute a material default under the Assumed Loan Documents. The Assumed Loan is a “qualified liability” within the meaning of Treasury Regulations section 1.707-5(a)(6) that was incurred more than two years prior to the Effective Date and has encumbered the Property throughout the two-year period prior to the Effective Date.
          (j) As of the Effective Date, to Seller’s actual knowledge (without any duty of inquiry or investigation), the Ground Lease is in full force and effect. Seller has timely paid all amounts and performed all monetary obligations required of it under the Ground Lease. Seller has received no written notice of any defaults under the Ground Lease, and to Seller’s actual knowledge (without duty of inquiry or investigation), no defaults are pending under the Ground Lease and no facts or circumstances exist which, with the passage of time and/or the giving of notice, would constitute a material default under the Ground Lease.
          (k) Seller is not a foreign limited partnership, person or other entity within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and Seller will furnish to Purchaser, prior to the Closing, an affidavit in the form attached hereto as Exhibit L.
          (l) Seller represents and warrants to Purchaser that, as of the Closing, each of the warranties and representations set forth in this Section 5 shall be true, complete and correct in all material respects except for changes in the operation of the Property occurring prior to Closing which are specifically permitted by this Agreement, and that all management contracts pertaining to the Property shall be terminated (at no cost to Purchaser) at Closing unless otherwise directed in writing by Purchaser. In the event that, prior to Closing, Purchaser discovers a material breach of a representation or warranty contained in this Agreement and made by Seller, Purchaser may, as its sole and exclusive remedy, either (i) terminate this Agreement and receive back the Earnest Money Note, and in the event such material breach is also intentional, a reimbursement of Purchaser’s actual out-of-pocket costs and expenses incurred in connection the transaction contemplated by this Agreement (including, without limitation, reasonable attorneys’ fees) up to a maximum of Two Hundred Twenty-One Thousand Two Hundred Thirty and No/100 Dollars ($221,230.00) (the “Cap”), or (ii) waive such breach and proceed to Closing with no reduction in the Purchase Price.
     6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER
          (a) Purchaser is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Virginia. Purchaser hereby represents and warrants to Seller that this Agreement has been, and all the documents to be delivered by Purchaser to Seller or any Beneficial Owners, as applicable, at the Closing (including, without limitation, all documents in connection with the assumption of the Assumed Loan and the issuance of the OP Units, to the extent executed by Purchaser) will be, duly authorized, executed and delivered by Purchaser, are, and in the case of the documents to be delivered will be, legal and binding obligations of Purchaser, are, and in the case of the documents to be delivered will be, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally), and do not, and will not at the Closing, violate any provisions of any material agreement to which Purchaser is a party.
          (b) Purchaser is sophisticated and experienced in the acquisition, ownership and operation of multi-family housing projects similar to the Property, and has full knowledge of all applicable federal, state and local laws, rules, regulations and ordinances in connection therewith.
          (c) No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller hereunder.
          (d) The issuance of the OP Units has been duly authorized, and when the OP Units are issued to the applicable Beneficial Owners who have executed and delivered to Purchaser the documents required by Section 3(c) hereof, such newly issued OP Units will be validly issued by Purchaser and will be free and clear of liens and encumbrances (but shall be subject to the provisions of the Partnership Agreement). The Partnership Agreement attached hereto is a true and complete copy thereof. There are no pending or, to Purchaser’s actual knowledge (without any duty of inquiry or investigation), threatened legal proceedings or actions against the Purchaser which if adversely determined would have a material adverse effect on Purchaser’s finances or assets as a whole.
     7. SELLER’S DELIVERIES
          (a) Seller has delivered or made available on a secure data base (and if not previously delivered or made available in the data base, Seller will deliver to Purchaser no later than five (5) days following the request by Purchaser), the following documents and the documents listed on Exhibit A-1 (the “Due Diligence Documents”), to the extent in Seller’s possession or reasonable control, and Seller shall deliver any updates to the Due Diligence Documents, if any, as and when requested by Purchaser or Assumed Loan Lender:
          (i) A current rent roll pertaining to the Real Property (the “Rent Roll”) setting forth in respect of each Tenant unit: the name of the Tenant occupying such unit, the security deposit or other deposit paid by the Tenant and held by Seller, the term of the Lease for such unit, the commencement date for the term of the Lease for such space, the annual rent for each unit and the expiration date of the term of such Lease.
          (ii) A statement of insurance coverage and premiums by policy type and copies of insurance policies for the fire, extended coverage and public liability insurance maintained by or for the benefit of Seller (the “Existing Insurance Policies”), provided that Seller need not deliver such Policies to the extent coverage is provided by Seller’s blanket policies.
          (iii) A copy of all income and expense statements, year end financial and monthly operating statements for the Property (the “Operating Statements”) for the three (3) most recent full calendar years prior to the Closing and, to the extent available, the current year, and copies of operating budgets for the current fiscal year.
          (iv) A copy of “as built” plans and specifications of the Improvements (together with any other plans and specifications relating to the Real Property in the possession or control of Seller).
          (v) Copies of any inspection, soils, engineering, environmental or architectural notices, plans, diagrams, studies or reports in the possession or control of Seller which relate to the physical condition or operation of the Real Property or the Personal Property or recommended improvements thereto.
          (vi) A copy of the bill or bills issued for the most recent year for which bills have been issued for all real estate taxes (including assessed value) and personal property taxes, and a copy of any and all notices in the possession or control of Seller pertaining to real estate taxes or assessments applicable to the Real Property or the Personal Property (the “Tax Bills”).
          (vii) A copy of all outstanding management, leasing, maintenance, repair, service, pest control and supply contracts (including, without limitation, janitorial, scavenger and landscaping agreements), equipment rental agreements, all contracts for repair or capital replacement to be performed at the Real Property, all contracts in Seller’s possession or control for repair or capital replacement covering work performed at the Real Property during the three (3) years immediately preceding the date hereof if the contract price was in excess of $10,000, and any other contracts relating to or affecting the Property (other than Leases) which will be binding upon the Property or Purchaser subsequent to the Closing, all as amended (collectively, the “Contracts”).
          (viii) A copy of all Leases and any other agreements which are in effect thereto with the Tenants of the Real Property, all as amended, together with any financial statements of such Tenants (to the extent such disclosure or financial statements are not restricted by any applicable confidential agreement and to the extent such financial statements are in the possession or control of Seller) and a copy of the Ground Lease and all amendments and assignments related thereto other than the instrument of transfer from Arbors of Briley Parkway Limited Partnership to Laing Arbors, Inc. and any documentation of the transfer from SCA-NC/T Limited Partnership to SCA North Carolina Limited Partnership, neither of which have been delivered or made available to Purchaser.
          (ix) Copies of all certificate(s) of occupancy, licenses, permits, authorizations and approvals in the possession or control of Seller which were obtained by Seller with respect to the Property, or any portion thereof, occupancy thereof or any present use thereof, including, without limitation, such permits as are necessary for the present operation of the Property with full use of all Improvements located thereon (the “Governmental Approvals”).
          (x) A copy of all guarantees and warranties relating to the Property in the possession or control of Seller and a copy of all of the Assumed Loan Documents.
          (xi) Copies of pending insurance claims or litigation documents relating to the Property.
          (xii) Any other documents and information in the possession or control of Seller reasonably requested by Purchaser and used or useful in connection with Seller’s ownership or operation of the Property.
          (b) Purchaser and its agents or representatives shall have no right to enter upon the Property except with Seller’s prior approval, which shall not be unreasonably withheld. Any such entry shall be upon not less than forty-eight (48) hours’ prior notice (except as otherwise set forth herein), shall be during normal business hours and shall be for the sole purpose of examining or inspecting the Property, including for the purpose of allowing Assumed Loan Lender to examine or inspect the Property, and such rights shall include the right to conduct a Phase I Environmental Site Assessment (a “Phase I”); provided that (i) no such entry upon the Property shall interfere with the operations of Seller’s business on the Property or the rights of tenants, and (ii) Purchaser maintains (and upon Seller’s request shall furnish to Seller a certificate of insurance evidencing the same) insurance insuring Seller against loss by reasons of matters set forth in the following sentence. Purchaser hereby agrees to pay, protect, defend, indemnify and save Seller harmless against all liabilities, obligations, claims (including mechanic’s lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against Seller involving either bodily injury or property damage in connection with or arising out of the entry by Purchaser or its agents or representatives upon the Property, either prior to or after execution and delivery of this Agreement and caused by Purchaser’s employees, agents or independent contractors and the actions of such persons on the Property. In the event any portion of the Property is or has been damaged or excavated by Purchaser, its employees, agents or independent contractors, Purchaser agrees to return the Property to its condition immediately prior to such damage or excavation. Any inspection of units shall be made during ordinary business hours upon forty-eight (48) hours’ prior written notice to Seller, subject to rights under the Leases. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall have no right to conduct a Phase II Environmental Site Assessment (a “Phase II”) unless (i) the results of Purchaser’s or its lender’s Phase I recommends such Phase II, and (ii) Seller consents to such Phase II, which consent shall not be unreasonably withheld. In the event that Seller fails to grant its consent to such Phase II, or in the event that the lender of the Assumed Loan (the “Assumed Loan Lender”) is not satisfied with the results of such lender’s inspections, examinations and investigations of the Property within the Lender’s Approval Period (as defined in Section 8(a)(i) below), then Purchaser may, as its sole remedy, terminate this Agreement, whereupon the Earnest Money Note shall be returned to Purchaser, and neither party shall have any rights or obligations under this Agreement except those that expressly survive a termination of this Agreement.
          (c) Notwithstanding any provision to the contrary herein, including, without limitation, any provision stating that this Agreement shall become null and void following a return or application of the Earnest Money Note or any portion thereof, Purchaser’s obligations under this Section 7 shall survive the expiration or termination of this Agreement, and shall survive Closing.
          (d) Purchaser hereby acknowledges and agrees that it has no rights of inspection or examination of the Property except as set forth herein, provided, however, that in no event shall any discoveries or findings made during such inspections or examinations entitle Purchaser to terminate this Agreement except as expressly set forth herein, it being the intent of the parties hereto that, except as expressly set forth herein, Purchaser has no due diligence period under this Agreement.
          (e) Purchaser shall give Seller written notice of those Contracts Purchaser desires Seller to terminate not less than forty-five (45) days prior to Closing, and Seller shall arrange to terminate those Contracts designated by Purchaser as of the Closing.
          (f) PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5 OR OTHERWISE IN THIS AGREEMENT, SELLER IS SELLING AND PURCHASER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage and utility systems, facilities and appliances, (ii) the quality, nature, adequacy and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases or Contracts and (xi) the economics of the operation of the Property.
          (g) Without limiting the above, except with respect to a breach by Seller of any of the representations and warranties contained in Section 5 hereof or Seller’s obligations hereunder, or Seller’s fraud, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including, without limitation, the Environmental Laws.

          (h) The provisions of this Section 7 shall survive the Closing.
     8. CONDITIONS PRECEDENT TO CLOSING
          (a) The following shall be conditions precedent to Purchaser’s obligation to consummate the purchase and sale transaction contemplated herein (“Purchaser’s Conditions Precedent”):
          (i) Prior to the expiration of the period commencing on the Effective Date and continuing for ninety (90) days thereafter (as such initial 90-day period may be extended by Purchaser as provided below, the “Lender’s Approval Period”), Purchaser shall have obtained, on terms acceptable to Purchaser in its sole discretion, approval from the Assumed Loan Lender for the assumption of the Assumed Loan by Purchaser, the assignment of the Assumed Loan by Seller and the release of Seller or any guarantor of the Assumed Loan affiliated with Seller from their respective obligations under the Assumed Loan Documents from and after the Closing, and shall have delivered reasonably satisfactory written evidence of the same to Seller (the “Assumption Approval”). The “Assumption Approval” shall be deemed to include (1) the satisfactory completion by the Assumed Loan Lender of all diligence investigations, inspections and tests, and (2) the full negotiation and final approval of the Loan Assumption Documents (as defined below) by Purchaser, Seller and the Assumed Loan Lender. Purchaser shall have the one-time right to extend the initial 90-day Lender’s Approval Period for an additional period of up to ninety (90) days, provided that (A) Purchaser delivers written notice to Seller of its election to so extend the initial 90-day Lender’s Approval Period five (5) business days prior to the expiration of the initial 90-day Lender’s Approval Period (the “Extension Notice”), (B) simultaneously with Purchaser’s delivery of the Extension Notice, Purchaser shall deliver to Seller an additional Promissory Note in the form attached hereto as Exhibit E and in the face amount of one percent (1%) of the Purchase Price, or Two Hundred Twenty-One Thousand Two Hundred Thirty and No/100 Dollars ($221,230.00) (which, for purposes of this Agreement, shall be deemed to constitute and be a part of the “Earnest Money Note” and shall be held by Seller pursuant to the terms of Section 3 above), and (C) Assumed Loan Lender shall not have refused to grant the Assumption Approval at any time prior to Purchaser’s delivery of the Extension Notice. Seller agrees to cooperate with and to take all reasonable action to facilitate Purchaser’s receipt of the Assumption Approval, however, Purchaser shall be solely responsible to pay to Assumed Loan Lender any and all costs, fees and expenses required in connection with the Assumed Loan assignment, assumption and release (other than Seller’s legal fees to review the Loan Assumption Documents). Purchaser and Seller shall execute and deliver at Closing, a loan assumption agreement and any other documents required in connection with the assignment and assumption of the Assumed Loan and the release of Seller and any guarantor affiliated with Seller on the terms reflected in the Assumption Approval, in form and content reasonably satisfactory to Purchaser and Seller (the “Loan Assumption Documents”). In the event that Seller or Purchaser fails to execute and deliver the Loan Assumption Documents or the Assumed Loan Lender fails to approve the assignment, assumption and release as aforesaid, either Seller or Purchaser shall have the right to terminate this Agreement, whereupon all rights and obligations of the parties hereunder shall immediately terminate (other than those obligations that expressly survive termination) and Seller shall return the Earnest Money Note to Purchaser. Purchaser shall apply to Assumed Loan Lender for Assumption Approval within sixty (60) days after the Effective Date (the “Assumption

Commencement”) and use good faith and diligent efforts to obtain such consent from the Assumed Loan Lender prior to the expiration of the Lender’s Approval Period; provided, however, so long as Purchaser complies with its obligations under this Section 8(a)(i), in no event shall Purchaser have any liability for its failure to achieve such consent.
          (ii) Prior to the expiration of the Lender’s Approval Period, Purchaser shall have obtained, on terms acceptable to Purchaser in its sole discretion, consent from the Ground Lessor for the assignment of the Ground Lease from Seller to Purchaser, the assumption of all future obligations of the ground lessee thereunder, and the release of Seller, as well as any affiliates of Seller from all future obligations thereunder (the “Ground Lessor Consent”). Seller agrees to cooperate with and to take all reasonable action to facilitate Purchaser’s receipt of the Ground Lessor Consent, however, Purchaser shall be solely responsible to pay to such lessor any and all costs, fees and expenses required in connection with the Ground Lessor Consent, if any. Purchaser and Seller shall execute and deliver at Closing, an assignment and assumption of lease agreement and any other documents required in connection with the assignment and assumption of the Ground Lease and release of Seller and any affiliates of Seller as aforesaid, in form and content reasonably satisfactory to Purchaser and Seller (the “Ground Lease Assignment Documents”). In the event that Purchaser or Seller fails to execute and deliver the Ground Lease Assignment Documents or the Ground Lessor fails to grant the Ground Lease Consent, either Purchaser or Seller shall have the right to terminate this Agreement, whereupon all rights and obligations of the parties hereunder shall immediately terminate (other than those obligations that expressly survive termination)

and Seller shall return the Earnest Money Note to Purchaser. Purchaser shall apply to Ground Lessor for Ground Lessor Consent within five (5) business days after the Effective Date and use good faith efforts to obtain such consent from the Ground Lessor prior to the expiration of the Lender’s Approval Period; provided, however, so long as Purchaser complies with its obligations under this Section 8(a)(ii), in no event shall Purchaser have any liability for its failure to obtain such consent.
          (iii) Prior to the expiration of the Lender’s Approval Period, the OP Units to be issued to the Beneficial Owners pursuant to this Agreement, together with the OP Units to be issued by Purchaser to the beneficial interest holders of the seven other Delaware statutory trusts known as Mission Barton Creek, DST, Mission Battleground Park, DST, Mission Brentwood, DST, Mission Capital Crossing, DST, Mission Mayflower Downs, DST, Mission Preston Wood, DST, and Mission Tanglewood, DST (collectively, the “Other DSTs”) in accordance with the seven purchase and sale agreements of contemporaneous date herewith between Purchaser and the Other DSTs shall have been duly registered (collectively, the “Registrations”) pursuant to an effective registration statement with the U.S. Securities and Exchange Commission (“SEC”) and in each state or provincial jurisdiction where registration is required in accordance with all applicable federal, state and provincial laws, rules and regulations (each, a “Registration Statement” and collectively, the “Registration Statements”). Purchaser agrees to use good faith and diligent efforts to prepare and file the Registration Statements and to cause the Registration Statements to be declared effective in each jurisdiction where required, and shall commence the process of obtaining the Registrations within the Assumption Commencement. Seller agrees to provide Purchaser and its auditor with reasonable assistance and cooperation, at no cost or expense to Seller, in preparing the Registration Statements, including, without limitation, by providing Seller with access to any audited and unaudited financial statements previously prepared by Seller and its auditors, bank statements, general ledgers, accountant’s work papers, property records, and such other books and records as Purchaser may reasonably request, and by providing an assurance or representation letter on Purchaser’s auditor’s form and a response to the Audit Inquiry Letter (as defined below) from Seller’s counsel on such counsel’s standard form of response to an audit inquiry letter, all in order to prepare such Registration Statements (provided that in no event shall Seller or any affiliate of Seller have any liability to Purchaser or its auditor for the assurances or representations made therein). In the event that the Purchaser’s Condition Precedent contained in this Section 8(a)(iii) is not satisfied prior to the expiration of the Lender’s Approval Period, Purchaser shall have the right to terminate this Agreement, whereupon all rights and obligations of the parties hereunder shall immediately terminate (other than those obligations that expressly survive termination) and Seller shall return the Earnest Money Note to Purchaser. In the event that (a) the OP Units are duly registered pursuant to a Registration Statement that has been declared effective by the SEC and by each other jurisdiction where each of the Beneficial Owners reside, but the Registration Statement is not yet effective in certain other jurisdictions where each of the beneficial owners of the Other DSTs reside, and (b) Purchaser has received comments and feedback on the Registration Statements from each jurisdiction such that Purchaser reasonably determines that material changes will be required to the disclosure statement contained in the Registration Statement before it will become effective in those remaining jurisdictions in accordance with the laws, rules and regulations of each such jurisdiction, then Purchaser may elect to defer Closing on the Property under this Agreement until such time as the Registration Statements become effective in such other jurisdictions or the Purchaser believes no further material changes will be required to the disclosure statement contained in the Registration Statements. For the avoidance of doubt, Seller and Purchaser intend to proceed to Closing as soon as reasonably practicable, and Purchaser will only defer Closing to the extent it has a reasonable belief that material changes to the disclosure statement contained in the Registration Statements will be required. Purchaser will provide regular status updates to Seller with respect the effectiveness of the Registration Statements in each jurisdiction, and, to the extent Purchaser believes a material change to the disclosure statement contained in the Registration Statements will be required, Purchaser will share any correspondence received from any jurisdiction on the issue and will discuss the issue with Seller and explain the basis of Purchaser’s belief that such a material change will be required. Notwithstanding the foregoing, Seller understands and acknowledges that any determination regarding the materiality of any change in or issue relating to the Registration Statement shall be made by Purchaser.
          (iv) Immediately following the time that the Registration Statement filed with the SEC and each applicable state or other jurisdiction is declared effective, Seller shall have confirmed to Purchaser its acceptance of the Net Purchase Price in the form OP Units, which acceptance shall be in Seller’s sole discretion.
          (v) Title shall have been approved by Purchaser under Section 4 with Title Insurer standing ready to issue a leasehold owner’s policy of title insurance (and an endorsement to the existing mortgagee’s title insurance policy in the form required by the

Assumed Loan Lender) in the form customarily delivered in the State and otherwise in accordance with Section 4, dated the day of the Closing, with liability in the amount of the Purchase Price, subject only to the Permitted Encumbrances and the encumbrances related to the Assumed Loan, together with such endorsements as Purchaser reasonably may require and as are available in the State in which the Real Property is located (the “Title Policy”).
          (vi) Seller shall have executed and delivered to Purchaser a certificate (the “Certificate”) in the form attached hereto as Exhibit M updating the representations and warranties of Seller through Closing, which Certificate Seller covenants to deliver unless material new matters or knowledge of a material defect arises, in which case Seller shall deliver a Certificate stating such matter. Purchaser may then (i) waive such matter and consummate the transaction contemplated hereby or (ii) terminate this Agreement, in which case neither party shall have any further obligations or liabilities hereunder and any documents shall be returned to the party depositing the same and the Earnest Money shall be returned to Purchaser.
          (vii) There shall be no Hazardous Materials at the Property that were not shown in the Phase I or Phase II (if applicable).
          In the event that any Purchaser’s Conditions Precedent is not satisfied, Purchaser shall give written notice thereof to the Seller, and unless Purchaser waives such Purchaser’s Conditions Precedent, this Agreement shall terminate and both Seller and Purchaser shall thereafter be relieved from any and all liability under this Agreement except for the indemnification and hold harmless provisions contained in Section 7, and the Earnest Money Note shall be returned to Purchaser.

          (b) As a condition precedent to Seller’s obligations to consummate the purchase and sale transaction contemplated herein (“Seller’s Conditions Precedent”), (i) Purchaser shall have duly performed in all material respects each and every covenant and agreement to be performed by Purchaser pursuant to this Agreement, (ii) Purchaser’s representations, warranties and covenants shall be true and correct in all material respects as of the Closing Date, (iii) Assumed Loan Lender shall have granted the Assumption Approval pursuant to the terms of Section 8(a)(i) above, (iv) Ground Lessor shall have granted the Ground Lessor Consent and Purchaser and Seller shall have executed the Ground Lease Assignment Documents pursuant to the terms of Section 8(a)(ii) above, and (v) Purchaser shall have obtained the Registrations pursuant to the terms of Section 8(a)(iii) above. In the event that any Seller’s Conditions Precedent are not satisfied, Seller shall give written notice thereof to the Purchaser, and unless Seller waives such Seller’s Conditions Precedent, this Agreement shall terminate and both Purchaser and Seller shall thereafter be relieved from any and all liability under this Agreement except for the indemnification and hold harmless provisions contained in Section 7.
     9. ADDITIONAL COVENANTS OF SELLER
          Seller hereby covenants with Purchaser, as follows:
          (a) Seller shall not enter into any Contract with respect to the Property which will survive the Closing or will otherwise affect the use, operation or enjoyment of the Property after the Closing, unless Seller first shall have obtained Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. If Purchaser has not notified Seller within five (5) business days of receipt of a request for approval of its decision, Purchaser shall be deemed to have approved the matter.
          (b) The Existing Insurance Policies, or equivalent coverage, shall remain continuously in force through the day of the Closing.

          (c) At all times prior to the Closing, Seller shall (i) operate and manage the Property in substantially the same manner it presently operates and manages the Property (provided, however, that Seller shall not be required to make any capital repairs to the Property or any component thereof) and Seller, shall not make any withdrawals from any capital reserve accounts in amounts in excess of $10,000.00 without providing written notice to Purchaser, (ii) maintain all material present services, (iii) maintain the Property in good repair and working order, reasonable wear and tear excepted, and (iv) perform when due all of Seller’s material obligations under the Leases, the instruments securing any mortgage lien on the Property, Contracts, Governmental Approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Prior to and as of the Closing, Seller shall cause all vacant units to be made rent-ready and available for occupancy based on standards and methods used by Seller prior to execution of this Agreement and shall cause all appliances in all vacant units to be clean and in working order (the “Appliance Standards”). Purchaser shall receive a credit of One Thousand and No/100 Dollars ($1,000.00) for each unit that became vacant on a date that is five (5) or more days prior to Closing and that is not rent-ready (as reasonably determined by Purchaser based on standards customary in the industry) and available for occupancy as of the day of Closing, provided that such $1,000.00 shall not include any costs to cause the appliances to meet the Appliance Standards. After full execution of this Agreement and until the Closing, Seller shall maintain all existing personnel on the Property in their current employment positions at their current rates of compensation. In the event of the Closing of the purchase of the Property, Purchaser shall not retain the existing employees and management agents of Seller for the Property, and, accordingly, on the Closing, Seller shall (i) cause all employment and management agreements respecting the Property to be terminated, and deliver evidence of such termination to Purchaser, and (iii) remove all employees and management personnel from the Property. Except for the obligation of Seller to use its reasonable efforts to fully enforce the material obligations of Tenants under the Leases, nothing contained in this Section 9(c) shall be deemed or construed as imposing any obligations of such Tenants onto Seller. Seller shall terminate, as of the day of the Closing, those of the Contracts designated in writing by Purchaser (no less than forty-five (45) days prior to Closing) which may by their terms be so terminated. None of the Personal Property shall be removed from the Real Property, unless replaced by Personal Property of equal or greater utility and value unless such Personal Property has no value or use at the Property.
          (d) Seller shall pay or contest the same (with notice to Purchaser of any such contests) in full, prior to the Closing, all bills and invoices for labor, goods, utility charges, material and services of any kind relating to the Property.
          (e) Seller agrees to pay any brokerage or leasing fee or similar commission or other compensation with respect to the Leases, if any (“Leasing Commissions”), which is or will become due and payable prior to the Closing, except for lease renewals, or exercises of expansion options, entered into after the date of this Agreement which shall be Purchaser’s obligation if the Closing occurs. The amount of such fees or commissions due on an absolute basis prior to Closing will be credited against the Purchase Price payable by Purchaser at the Closing; provided, however, that all such fees or commissions or other compensation due or payable after the Closing on an absolute or contingent basis (including fees or commissions or other compensation with respect to renewals, but only to the extent disclosed on Exhibit I) shall become obligations of Purchaser after the Closing.

          (f) After the date hereof and prior to the Closing, (i) Seller shall not enter into any new leases with respect to the Property without Purchaser’s prior written consent unless such new leases are on Seller’s standard form residential lease, the rent and landlord concessions and incentives are consistent with Seller’s current practices, and the leases are otherwise entered into in the ordinary course of Seller’s business of leasing and operating the Property, (ii) except for leases described above, no part of the Property, or any interest therein, shall be alienated, liened, encumbered or otherwise transferred, and (iii) Seller shall make all payments of principal and interest required under any mortgages encumbering the Property due prior to the Closing.
          (g) Seller shall promptly notify Purchaser of any change in any condition with respect to the Real Property or of any event or circumstance which makes any representation or warranty of Seller to Purchaser under this Agreement materially untrue or misleading, or any covenant of Seller under this Agreement incapable or less likely of being performed.
          (h) Seller shall deliver to Purchaser on a monthly basis until Closing updated operating statements and Rent Rolls.
          (i) Seller shall not apply any tenant’s security deposit unless the tenant is out of its premises as of Closing.
          (j) Seller shall give Purchaser prompt notice of any fire or other casualty affecting the Property.
          (k) Seller shall give Purchaser prompt notice of any violation issued in writing and received by Seller by any governmental authorities with respect to the Property.
     10. SELLER’S CLOSING DOCUMENTS
          At the Closing, Seller shall deliver to Purchaser the following, in form and substance reasonably acceptable to Purchaser:

          (a) A quitclaim deed executed by Seller as to any right, title and interest Seller has in and to the Improvements (the “Deed”), in a form customary for the jurisdiction where the Property is located and otherwise satisfactory to Seller, Purchaser and Title Insurer, free and clear of all liens, encumbrances, security interests, options and adverse claims of any kind or character except the Permitted Encumbrances and the encumbrance of the Assumed Loan.
          (b) A Bill of Sale, executed by Seller (the “Bill of Sale”) in the form attached hereto as Exhibit O, transferring, conveying and assigning and warranting to Purchaser, the Personal Property, free and clear of all liens, encumbrances, security interests, options and adverse claims of any kind or character other than the Permitted Encumbrances and the encumbrance of the Assumed Loan, together with the original certificates of title thereto, if any.
          (c) An assignment (the “Contract Assignment”) in the form attached hereto as Exhibit P, executed by Seller, to Purchaser, of (i) those of the Contracts which Purchaser has elected in writing to assume (the “Assigned Contracts”) with the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, costs and expenses (including attorneys’ fees) arising in connection with the Assigned Contracts and related to the period prior to the Closing and a comparable indemnity from Purchaser relating to the period following the Closing, (ii) any and all guarantees and warranties used or made in connection with the operation, construction, improvement, alteration or repair of the Property, and (iii) all right, title and interest of Seller and its agents in and to the Intangible Personal Property (including the Governmental Approvals to the extent assignable).
          (d) An assignment of lessor’s interest in the Leases (the “Lease Assignment”) in the form attached hereto as Exhibit Q executed by Seller, to Purchaser, together with an agreement by Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, costs and expenses (including attorneys’ fees) arising in connection with the Leases relating to the period prior to the Closing and a comparable indemnity from Purchaser relating to the period following the Closing.
          (e) To the extent not previously delivered to Purchaser, originals of the Leases, the Contracts which have not been terminated pursuant to Section 9(c), certificate(s) of occupancy and other instruments evidencing the Governmental Approvals in Seller’s possession or, if such originals are not available, copies certified by Seller to be true, correct and complete copies of such originals.
          (f) Any keys in the possession of Seller to all locks located in the Property.
          (g) Letters executed by Seller and Seller’s management agent, if any, addressed to all Tenants, in form of Exhibit R attached hereto, notifying and directing payment of all rent and other sums due from Tenants from and after the date of the Closing to be made at Purchaser’s direction.
          (h) Reasonable proof of the due authorization, execution and delivery by Seller of this Agreement and the documents delivered by Seller pursuant hereto.
          (i) A Rent Roll, prepared not more than one (1) business day prior to Closing, certified by Seller to be true and correct.
          (j) An affidavit from Seller in the form attached hereto as Exhibit L certifying that such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
          (k) The Certificate.
          (l) A standard termite bond if Purchaser’s inspections reveal active infestation by wood destroying insects.

          (m) Executed counterparts of the Loan Assumption Documents.
          (n) Executed counterparts of the Ground Lease Assignment Documents.
          (o) The original Earnest Money Note.
          (p) Any other documents, instruments or agreements called for hereunder which have not previously been delivered and are reasonably necessary or required (A) by Title Insurer to issue the Title Policy or (B) by the Assumed Loan Lender or Purchaser in connection with the assumption of the Assumed Loan by Purchaser (including, the Loan Assumption Documents), the release of Seller or any guarantor that is affiliated with Seller from all obligations under the Assumed Loan from and after the Closing and the transfer from Seller to Purchaser of any and all escrow or reserve accounts related to the Property (whether held by Seller or the Assumed Loan Lender) and security deposits related to the Leases.
     11. PURCHASER’S CLOSING DOCUMENTS
          At the Closing, Purchaser shall deliver to Seller:
          (a) An executed counterpart of the Contract Assignment.
          (b) An executed counterpart of the Lease Assignment.
          (c) The Purchase Price, net of prorations, by issuance of the OP Units in accordance with the terms of Section 3(c) above.
          (d) Executed counterparts of the Loan Assumption Documents.
          (e) Executed counterparts of the Ground Lease Assignment Documents.
          (f) Reasonable proof of the authority of Purchaser’s signatories.
          (g) An executed counterpart of the Tax Protection Agreement in the form attached hereto as Exhibit H, for each Beneficial Owner that has also executed a Tax Protection Agreement.

          (h) The documents necessary to transfer the OP Units to each Beneficial Owner that has executed and delivered the documents required by Section 3(c).
          (i) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement or by the Assumed Loan Lender or Seller in connection with the assignment of the Assumed Loan by Seller (including, the Loan Assumption Documents), the release of Seller or any guarantor that is affiliated with Seller from all obligations under the Assumed Loan from and after the Closing and the transfer from Seller to Purchaser of any and all escrow or reserve accounts related to the Property (whether held by Seller or the Assumed Loan Lender) and security deposits related to the Leases.
     12. PRORATIONS AND ADJUSTMENTS
          The following shall be prorated and adjusted between Seller and Purchaser as of the day of the Closing, except as otherwise specified:
          (a) Collected Rents and other charges, other than for Tenants who owe Delinquent Rents (as hereinafter defined), shall be prorated by credit to Purchaser. Prepaid rents and other charges shall be credited to Purchaser. The rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as, and when collected (but Purchaser shall not be required to take legal action for such amounts accruing prior to the Closing). At Closing, Seller shall deliver to Purchaser a schedule of all rent, charges and other amounts payable by tenants after the Closing with respect to which Seller is entitled to receive a share under this Agreement, and any amount due and owing to Seller before the Closing by tenants under the Leases which are unpaid on the date of Closing (such amounts are collectively referred to herein as the “Delinquent Amounts”). Rental and other payments received by Purchaser from tenants shall first be applied toward Purchaser’s actual out-of-pocket costs (including reasonable attorneys’ fees) of collection, and then toward the payment of current rent and other charges owed to Purchaser for periods after the Closing, and any excess monies received shall be applied toward the payment of Delinquent Amounts; provided, however, that any rent received by Purchaser from tenants who owe Delinquent Amounts during the month in which the Closing occurs shall first be applied to the payment of such tenants’ Delinquent Amounts, if any, with respect to the month in which the Closing occurs, and not toward the payment of rent and other charges for previous or subsequent months. Purchaser may not waive any Delinquent Amounts or modify a Lease so as to reduce amounts or charges owed under Leases for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining the written consent of Seller. If a Delinquent Amount due Seller is not paid by a tenant within the later of (x) sixty (60) days after Closing or (y) sixty (60) days after billing therefor, Seller shall have the right to attempt to effect collection by litigation or otherwise so long as Seller does not take any action which would affect such tenant’s right to occupy its leased premises or terminate its lease. With respect to Delinquent Amounts owed by tenants that are no longer tenants of the Property as of the date of Closing, Seller shall retain all rights relating thereto.
          (b) The amount of all security and other Tenant deposits and interest due thereon, if any, shall be transferred to Purchaser. Purchaser shall assume at Closing the obligation, if any, to pay security and other deposits to tenants under the Leases, to the extent that such deposits are transferred to Purchaser at Closing. Seller shall indemnify and hold Purchaser harmless for the amounts, if material, by which (i) the amount of security and other deposits (together with interest due thereon as may be required by law or by the Lease), required to be held under the terms of the Leases exceeds (ii) the amount actually transferred to Purchaser at Closing.
          (c) To the extent not covered by any tax escrows to be assigned to Purchaser at Closing pursuant to Section 12(g) below, accrued general real estate, personal property and ad valorem taxes and assessments for the current tax year shall be prorated on the basis of bills, if available prior to the Closing, which shall be re-prorated after Closing on the basis of actual bills received covering the period which includes the Closing Date.
          (d) Fuel, water and sewer service charges, and charges for gas, electricity, telephone and all other utility and fuel charges, as well as all deposits to utility companies, governmental entities or any other person shall be prorated ratably on the basis of the last ascertainable bills (and reprorated upon receipt of the actual bills or invoices) to the extent not paid directly by tenants under their respective Leases unless final meter readings and final invoices can be obtained. To the extent practicable, Seller shall cause meters for utilities to be read not more than one (1) day prior to the date of Closing.
          (e) Amounts due, commissions, up-front revenues and incentives, and prepayments under the Contracts to be assigned to Purchaser. All amounts for services rendered or materials furnished under the Contracts assumed by Purchaser and accruing after the Closing Date shall be the responsibility of Purchaser.
          (f) Assignable license and permit fees paid on an annual or other periodic basis.
          (g) All escrow and reserve accounts (including without limitation, all capital improvement reserves and taxes and insurance escrows) held by Assumed Loan Lender in connection with the Assumed Loan and those held by Seller, if any, shall be assigned to Purchaser but there will be no adjustment to the Purchase Price or proration thereof.
          (h) Such other items that are customarily prorated in transactions of this nature (including, without limitation, any utilities paid by Seller under the Leases) shall be prorated; provided, however, that any insurance premiums shall not be prorated, but rather Seller shall cancel the Existing Insurance Policies as of Closing (and seek a separate refund from its insurer of any unearned premiums) and thereafter Purchaser shall obtain its own property insurance in conformance with the Assumed Loan Documents.
          Purchaser shall be deemed to be the owner of the Property and, therefore, entitled to the income from the Property and responsible for the expenses of the Property for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing. To the extent information necessary to make such prorations is not available at the Closing or is determined to be inaccurate or incomplete after Closing, the amount of such prorations shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available. All prorations shall otherwise be final. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing as to all items except tax prorations, subject to mutual agreement to extend such sixty (60) day period, and with respect to tax prorations, to the extent not covered by any tax escrows to be assigned to Purchaser at Closing pursuant to Section 12(g) above, the parties shall make such adjustments upon receipt of the actual tax bills covering the period in which the Closing Date occurs. Except as set forth in this Section 12, all items of income and expense for the period prior to the Closing Date will be for the account of Seller, and all items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after the Closing Date which relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller.
          (i) Amounts on deposit with utility companies shall be credited to Seller at Closing, and promptly following the Closing, Purchaser shall inform such utilities of such change in ownership of the Property. Seller shall, from and after the Closing, at Seller’s sole cost and expense, have control over any ongoing tax appeals as to the Property that were commenced prior to the Closing and that pertain solely to the periods that Seller owned the Property. Seller shall, as applicable, retain all proceeds or reductions obtained from such appeals or pay all additional taxes or delinquencies imposed for such periods. Seller shall keep Purchaser informed as to any such appeals.
     13. CLOSING
          The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price by issuing or becoming irrevocably committed to issue, as applicable, the OP Units, the return to Purchaser of the Earnest Money Note, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur in escrow by each party delivering their respective documents and funds to the Title Insurer with closing instructions consistent with this Agreement, or if deemed to be necessary, at 10:00 a.m. local time at the offices of the Title Insurer (or at such other location as agreed upon by the parties) on the date that is five (5) business days after the satisfaction of all Purchaser’s Conditions Precedent and Seller’s Conditions Precedent. The “Closing Date” shall be the date of Closing. Within ninety (90) days following Closing, Purchaser shall re-name the Property so as to exclude any reference to “Mission” or any derivation thereof, as applicable, unless Grubb &

Ellis Property Management TRS, LLC, a Delaware limited liability company and an affiliate of Purchaser, Mission Residential Management, LLC, a Virginia limited liability company, MR Holdings, LLC, a Virginia limited liability company, Forward Capital, LLC, a Delaware limited liability company, and Christopher C. Finlay, an individual resident of the Commonwealth of Virginia, all affiliates of Seller, shall have closed under that certain Asset Purchase Agreement dated as of the Effective Date. Purchaser may continue to use the name “Mission” or any derivation thereof with respect to the Property during such 90-day period, and if requested by Purchaser, Seller agrees to grant a license to Purchaser, at not cost to Purchaser, to use the name “Mission” or any derivation thereof with respect to the Property during such 90-day period.
     14. CLOSING COSTS
          Purchaser shall pay the cost of the Title Policy and its lender’s title policy and/or endorsement, the Survey, all transfer and recordation taxes and fees, all of the Title Insurer’s closing fees (including those for a “New York Style” closing) and recording fees. Seller shall be responsible for all accrued taxes of Seller prior to Closing and income taxes and other such taxes of Seller attributable to the sale of the Property to Purchaser. Purchaser shall be solely responsible for all costs associated with assuming the Assumed Loan and the Ground Lease, including, without limitation, paying all assumption and review fees, costs and expenses, if any. Each party shall bear the expense of its own counsel. In addition, all costs of Purchaser’s due diligence activities incurred prior to the Effective Date, including any engineering, environmental reports and lease and expense audits, as well as the cost of any examinations or inspections pursuant to Section 7 above, shall be paid by Purchaser.
     15. LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION
          (a) In the event that prior to the Closing, the Improvements, or any part thereof, are destroyed or materially damaged (as defined in Section 15(e)), Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) business days after receiving written notice of such damage or destruction, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser, any documents shall be returned to the party depositing the same and the Earnest Money Note shall be returned to Purchaser, or (ii) to accept the Improvements in their then condition and to proceed with the Closing with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent.
          (b) In the event that prior to the Closing there is any non-material damage to the Improvements, or any part thereof, Seller shall repair or replace such damage prior to the Closing. Notwithstanding the preceding sentence, in the event Seller is unwilling or unable to repair or replace such damage, Seller shall notify Purchaser of such fact (“Seller’s Notice”) and Purchaser thereafter shall have the right, exercisable by giving Seller notice within fifteen (15) business days after receiving Seller’s Notice either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser, any documents shall be returned to the party depositing the same and the Earnest Money Note shall be returned to Purchaser, or (ii) to accept the Improvements in their then condition with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller’s rights to insurance proceeds payable by reason of such non-material damage. For purposes of contemplating any repairs or replacements under this Section 15(b), the Closing may be extended for a reasonable time to allow such repairs or replacements to be made by Seller.
          (c) In the event that prior to the Closing, all or any material portion (as defined in Section 15(e)) of the Land and Improvements are subject to a taking by public authority, Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) business days after receiving written notice of such taking, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser, any documents shall be returned to the party depositing the same and the Earnest Money Note shall be returned to Purchaser, or (ii) to accept the Land and Improvements in their then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award payable by reason of such taking. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent.
          (d) In the event that prior to the Closing, any non-material portion of the Land or Improvements is subject to a taking, Purchaser shall accept the Property in its then condition and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller’s rights to any award in connection with such taking. In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent.
          (e) For the purpose of this Section 15, damage to the Improvements or a taking of a portion thereof shall be deemed to involve a material portion thereof if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking shall exceed One Hundred Thousand and No/100 Dollars ($100,000.00), or if the number of parking spaces is reduced or if the entrances and entrance signs are relocated.
          (f) Seller agrees to give Purchaser prompt notice of any taking, damage or destruction of the Land or Improvements.
          (g) The provisions of this Section 15 shall survive the Closing.
     16. DEFAULT
          (a) Notwithstanding anything to the contrary contained in this Agreement, if after Seller materially breaches a representation or warranty of Seller hereunder or defaults under the terms of this Agreement, at Purchaser’s option, Purchaser may elect as its sole remedy (i) to terminate this Agreement, whereupon the Earnest Money Note shall be returned to Purchaser and neither party shall have any rights or obligations under this Agreement, except those that expressly survive a termination of this Agreement, and in the event such material breach is also intentional, Seller shall reimburse Purchaser for Purchaser’s actual out-of-pocket costs and expenses incurred in connection the transaction contemplated by this Agreement (including, without limitation, reasonable attorneys’ fees) up to the Cap, or (ii) Purchaser may sue Seller for specific performance of the sale of the Property in accordance with the terms of this Agreement.
          (b) Notwithstanding anything to the contrary contained in this Agreement, if Purchaser defaults under the terms of this Agreement, the Earnest Money Note shall become due and payable to Seller as liquidated damages, which shall be Seller’s sole and exclusive remedy at law or equity against Purchaser, and neither party shall have any rights or obligations under this Agreement except those that expressly survive a termination of this Agreement. Seller and Purchaser acknowledge and agree that (1) the Earnest Money Note is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by

Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (3) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money Note in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the Earnest Money Note shall be and constitute valid liquidated damages and not a penalty.
     17. INTENTIONALLY OMITTED
     18. BROKERS
          (a) Purchaser hereby acknowledges that it is liable for, and agrees to pay at Closing, a brokerage commission to FBR Capital Markets & Co. (“FBR”) pursuant to the terms of that certain agreement entered into by FBR and an affiliate of Seller on January 29, 2010, as amended by that certain first amendment to engagement letter dated August 21, 2010. Seller represents and warrants to Purchaser that no other brokerage commissions, finder’s fees or other compensation is due or payable by reason of the actions of Seller with respect to the transaction contemplated hereby. Seller agrees to indemnify and hold Purchaser harmless from and against any losses, damages, costs and expenses (including attorneys’ fees) incurred by Purchaser by reason of any breach or inaccuracy of the representation and warranty contained in this Section 18(a).
          (b) Except as provided above, Purchaser represents and warrants to Seller that Purchaser has not entered into any agreement or incurred any obligation which might result in the obligation to pay any brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby. Purchaser agrees to indemnify and hold Seller harmless from and against any losses, damages, costs and expenses (including attorneys’ fees) incurred by Seller by reason of any breach or inaccuracy of the representation and warranty contained in this Section 18(b).
          (c) The provisions of this Section 18 shall survive the Closing.
     19. MISCELLANEOUS
          (a) Each individual and entity executing this Agreement hereby represents and warrants that he or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he or it is executing this Agreement to the terms hereof.
          (b) This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or in behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.
          (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.
          (d) Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service), by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Seller:	Mission Briley Parkway, DST
10467 White Granite Drive, Suite 300
Oakton, Virginia 22124
Attn: Christopher Finlay

Purchaser:	Grubb & Ellis Apartment REIT Holdings, L.P.
1606 Santa Rosa Road, Suite 109
Richmond, Virginia 23229
Attn: Gus R. Remppies
Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, or on the date shown on the return receipt or other evidence of delivery, if mailed or sent by overnight delivery.
          (e) The parties agree to execute such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.
          (f) The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.
          (g) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.
          (h) The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto.

Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.
          (i) This Agreement shall be governed by and construed in accordance with the laws of the State.
          (j) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of Seller hereunder shall be transferred or assigned by Seller without the prior written consent of Purchaser except in connection with like-kind exchanges under Section 1031 of the Internal Revenue Code, provided that no such assignment shall relieve Seller of its obligations hereunder. Purchaser shall have the right to assign all of its right, title and interest under this Agreement without the prior written consent of Seller (but with prior written notice to Seller) to a wholly-owned subsidiary of Purchaser, to an entity managed or controlled by Purchaser or to an affiliate of Purchaser, provided that no such assignments shall relieve Purchaser of its obligations hereunder.
          (k) All Exhibits attached hereto are incorporated herein by reference.
          (l) Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of seller and purchaser with respect to the Property to be conveyed as contemplated hereby.
          (m) This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

          (n) During the period from the date of execution of this Agreement until the Closing or this Agreement is terminated, Seller agrees not to market the Property for sale, accept any offer for purchase, offer the Property for joint venture, apply for any financing, divulge to any potential purchaser or joint venturer or lender any written material with respect to the Property nor divulge nor communicate in any way to any potential purchaser or joint venturer or lender with respect to the Property, any information with respect to the Property.
          (o) Unless provided to the contrary in any particular provision, all time periods shall refer to calendar days and shall expire at 5:00 p.m. Eastern Time on the last of such days; provided, however, that if the time for the performance of any obligation expires on a day which is not a “business day” (which term shall mean a Saturday, Sunday and days on which banks in the state where the Property is located are closed), the time for performance shall be extended to the next business day.
          (p) Seller acknowledges that Purchaser is a subsidiary of Grubb & Ellis Apartment REIT, Inc. (“Parent”), a publicly registered company that is required to disclose the existence of this Agreement upon full execution and to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist Parent in preparing the SEC Filings, Sellers agree to (a) deliver an audit inquiry letter regarding pending litigation and other matters in the form attached hereto as Exhibit S (the “Audit Inquiry Letter”) to Sellers’ counsel prior to Closing, and (b) provide Parent with the following within thirty (30) days after the Closing: (i) access to bank statements for the Audited Year and Stub Period, (ii) Rent Roll as of the end of the Audited Year and Stub Period, (iii) operating statements for the Audited Year and Stub Period (iv) access to the general ledger for the Audited Year and Stub Period, (v) cash receipts schedule for each month in the Audited Year and Stub Period, (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period, (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period, (viii) check register for the three (3) months following the Audited Year and Stub Period, (ix) copies of all insurance documentation for the Audited Year and Stub Period, (x) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period, (xi) an executed assurance or representation letter from Seller to Parent’s auditor on such auditor’s form (provided that in no event shall Seller have any liability to Purchaser, Parent or such auditor for the assurances or representations made therein, but Seller shall reasonably cooperate, at no cost or expense to Seller, in connection with such audit, including, if required by Parent’s auditor, answering a standard SAS 99 questionnaire from such auditor), and (xii) an executed letter from Seller’s counsel in response to the Audit Inquiry Letter on such counsel’s standard form of response to an audit inquiry letter. The provisions of the foregoing two (2) sentences shall survive the Closing for a period of 180 days.
          (q) In the event of a default by either party of its obligations under this Agreement, the prevailing party in any action or proceeding in any court in connection therewith (including any action for specific performance) shall be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs.
          (r) Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

          (s) The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.
     20. REPRESENTATIONS. WARRANTIES AND COVENANTS WITH RESPECT TO THE USA PATRIOT ACT.
     All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (as amended, the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this paragraph.
          (a) Purchaser hereby represents and warrants to Seller that each and every “person” or “entity” affiliated with the respective party or that has an economic interest in the respective party or that has or will have an interest in the transaction contemplated by this Agreement or will participate, in any manner whatsoever, in the purchase of the Property, are:
          (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224;
          (ii) in full compliance with the requirements of the Patriot Rules and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”);
          (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Rules and available to Seller for Seller’s review and inspection during normal business hours and upon reasonable prior notice;

          (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Rules;
          (v) not listed as a Specially Designated Terrorist or as a blocked person on any lists maintained by the OFAC pursuant to the Patriot Rules or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Rules or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Rules;
          (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Rules; and
          (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person or entity named in the Annex or any other list promulgated under the Patriot Rules or any other person who has been determined to be subject to the prohibitions contained in the Patriot Rules.
          (b) Purchaser covenants and agrees that in the event it receives any notice that it or any of its beneficial owners or affiliates or participants become listed on the Annex or any other list promulgated under the Patriot Rules or indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, it shall immediately notify Seller and, in such event, this Agreement shall automatically be deemed terminated, in which event all Earnest Money shall be returned to Purchaser and the parties shall have no further rights or obligations under this Agreement, except for all other rights, liabilities or obligations that survive a termination of this Agreement.
[Remainder of Page Intentionally Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SELLER:	MISSION BRILEY PARKWAY, DST, a Delaware statutory trust

	By:	Mission Trust Services, LLC
	Its:	Signatory	Trustee

		By:	/s/ Christopher C. Finlay

		Name:	Christopher C. Finlay

		Title:	Manager

PURCHASER:	GRUBB & ELLIS APARTMENT REIT HOLDINGS, L.P., a Virginia limited partnership

	By:	Grubb & Ellis Apartment REIT, Inc.
	Its:	General Partner

		By:	/s/ Stanley J. Olander, Jr.

		Its:	Stanley J. Olander, Jr.

		Title:	Chief Executive Officer

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